United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 12, 2003

(Date of earliest event reported)

Commission File No. 0-20572

PATTERSON DENTAL COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	41-0886515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (651) 686-1600

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On September 12, 2003, Patterson Dental Company (“Patterson” or “ the Company”) completed its acquisition of AbilityOne Products Corp.(“AbilityOne”), the world’s leading distributor of rehabilitative supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The acquisition is valued at approximately $575 million and is debt financed. With forecasted sales of approximately $220 million for calendar year 2003, Chicago-based AbilityOne delivers the industry’s largest and most comprehensive range of distributed and self-manufactured rehabilitation products to a global customer base serving acute care hospitals, nursing homes, rehabilitation clinics, dealers and schools. AbilityOne offers over 15,000 rehabilitation and assistive products from more than 1,500 suppliers. AbilityOne’s catalog is recognized as the gold standard in its marketplace, and its direct sales force is the largest in the industry. The acquisition of AbilityOne represents a logical extension of Patterson’s value-added, specialty distribution strategy into a large new market that is expected to grow due to favorable demographic trends. In addition, this market is highly fragmented, which provides an opportunity for consolidation, and it is characterized by a low cost of goods for the customer.

AbilityOne will be operated as a wholly owned subsidiary of Patterson. The current management team will remain with AbilityOne. This is the same management team that has successfully built AbilityOne to its current state. In connection with the acquisition, Howard A. Schwartz, Chief Executive Officer of AbilityOne’s operating subsidiary, and Edward L. Donnelly, its Chief Operating Officer, entered into amendments to their existing employment agreements, which include three-year extensions of employment and provisions regarding non-competition and non-solicitation of key individuals, suppliers and others.

Peter L. Frechette, Chairman and Chief Executive Officer of Patterson, and David K. Beecken, a Director of Patterson and the Managing Director of Beecken Petty & Company, were direct and indirect owners of the stock of AbilityOne. Between May 2001 and March 2002, Mr. Frechette acquired a direct interest in AbilityOne’s common stock and Class A Preferred Stock and was granted an option to purchase common stock of AbilityOne. Such interests represented less than a 1% interest of each class of AbilityOne’s outstanding securities. Mr. Frechette also served as a member of AbilityOne’s board of directors until December 20, 2002. Between September 2000 and March 2002, HEP Investors I, LLC, an investment entity with which Beecken Petty & Co. is affiliated, acquired AbilityOne’s common stock, Class A Preferred Stock and warrants for the purchase of AbilityOne’s common stock. Such interests represented an approximate 20% interest of each class of AbilityOne’s outstanding shares. In September 2000, Beecken Petty & Co. was part of a group that purchased AbilityOne from BISSELL, Inc. A principal of Beecken Petty & Co. has served on the board of directors of AbilityOne since 2000. Prior to consideration of the acquisition of AbilityOne, Mr. Frechette and Mr. Beecken fully disclosed their interests in AbilityOne to the board of directors of Patterson and abstained from voting on the transaction. In connection with its acquisition of AbilityOne, Patterson received a fairness opinion from Banc of America Securities LLC that the acquisition was fair to Patterson from a financial point of view.

The Company financed the acquisition of AbilityOne through borrowings under a $500 million Bridge Credit Agreement dated September 12, 2003, with Banc One Mezzanine and additional lenders, and issued $4.5 million of three-year 0.5% convertible debentures of Patterson to two shareholders of AbilityOne.

The Agreement and Plan of Merger Among Patterson Dental Company, Retep, Inc., AbilityOne Products Corp. and AbilityOne II, L.L.C., As Representative of the Company Stockholders (“the Agreement”) is included as Exhibit 2 and is incorporated into this Item 2 by reference.

About AbilityOne Products Corp.

Certain information of a non-historical nature contained in this Form 8-K includes forward-looking statements. Reference is made to Factors that May Affect Future Operating Results of the Company, for a discussion of certain factors which could in the future affect actual operating results of the Company and AbilityOne which could differ materially from those expressed in any forward-looking statements.

General

AbilityOne, headquartered in Bolingbrook, Illinois, is the world’s leading distributor of rehabilitative medical supplies and non-wheelchair assistive products.

AbilityOne believes it delivers the most comprehensive range of distributed and self-manufactured rehabilitation products to health care professionals globally. AbilityOne’s mission is to provide health care professionals and their patients with access to products which improve peoples’ lives by helping them to attain their highest achievable level of independence, safety and comfort.

AbilityOne occupies a desirable competitive position in the health care distribution sector by serving as the gateway through which over 15,000 rehabilitation products originating from more than 1,500 suppliers / manufacturers are sold to a diverse customer base with an emphasis on physical therapists (“PTs”) and occupational therapists (“OTs”).

AbilityOne offers its customers a “one-stop shop” through what it believes to be the most comprehensive catalog in the industry, the largest direct sales force and the category’s most efficient customer service and distribution operations. AbilityOne’s major channels of distribution are acute care hospitals, long-term care facilities, rehabilitation clinics, dealers and schools. In addition, Patterson believes AbilityOne’s reputation, global market presence and highly transferable business model will facilitate entry into new markets.

AbilityOne offers a wide range of differentiated, non-invasive products and expertise to users and their health care providers. AbilityOne recognizes that different customer segments have very different economic, product, distribution channel requirements and treatment goals. AbilityOne proactively attempts to anticipate and respond to the diverse needs of its customers, while focusing on niches, worldwide, where its capabilities, reputation and customer partnerships can result in a competitive advantage. AbilityOne’s goal is to become its customers’ first choice for rehabilitation medical supplies and assistive products in each of its chosen markets.

AbilityOne is generally known to its customers as Sammons Preston Rolyan, in the U.S. and Canada, and Homecraft, in the remainder of the world. The Sammons Preston Rolyan and Homecraft business models, which AbilityOne employs in the U.S., Canada and the U.K., have successfully driven revenue growth and profitability. A core element of Sammons Preston Rolyan’s strategy is to maintain the most comprehensive single catalog of rehabilitation products and supplies. Customers are supported by a well-trained team of customer service representatives who employ customized software to respond to diverse customer requirements in a rapid and thorough manner.

Sammons Preston Rolyan’s national accounts group works closely with AbilityOne’s sales force to meet the changing needs of its expanding account base. The product management group works closely with customers, suppliers and the sales force to evaluate new products for inclusion in Sammons Preston Rolyan’s product offering. Sammons Preston Rolyan adds new products to the catalog each year.

AbilityOne is highly diversified with no single product, customer or purchasing group representing a significant percentage of AbilityOne’s total revenue. In addition, given the relatively small average and median order size (approximately $225 and $70, respectively), AbilityOne’s products often do not represent a major expense category for its customers.

In March 2002, AbilityOne completed the acquisition of the Smith & Nephew Rehabilitation (“SNR”) division of Smith & Nephew plc, and in doing so, acquired the Rolyan, Homecraft and Kinetec brand names. AbilityOne added 3,500 additional products through the SNR acquisition, as well as a broad array of other brand names and proprietary products. AbilityOne’s acquisition of SNR combined the two leading distributors of rehabilitative medical supplies to create the only “one-stop shop” in the industry. AbilityOne manufactures or has exclusively manufactured for it products representing approximately 30% of its total revenue and purchases products representing the remaining 70%. AbilityOne derives approximately 80% of its revenue in North America.

Industry Background

AbilityOne believes the rehabilitative medical supplies and assistive products industry is approximately $3.4 billion in the U.S. and $4.7 billion worldwide and is expected to grow 6%—8% over the next several years. Industry growth is driven by strong growth in the physical and occupational therapy markets and favorable demographic trends associated with the aging of the baby-boom generation. AbilityOne does not compete in wheelchairs, a market estimated to be approximately $900 million in the U.S. ($1.3 billion worldwide). Therefore, AbilityOne’s addressable market (defined as the collective market for products sold by AbilityOne) is approximately $2.5 billion in the U.S. and $3.4 billion worldwide. AbilityOne believes that it has an industry leading market share of approximately 5% in a highly fragmented rehabilitation and assistive products market.

Demographic, industry and legislative trends are expected to drive growth within the rehabilitative and assistive products industry over the long-term.

Favorable Demographics

Favorable demographic trends such as extended life expectancy, active lifestyles and a general willingness to spend discretionary income on health care and well being, are expected to contribute to increased demand for products distributed by AbilityOne. Specifically, the aging baby-boomer population, together with their increased disposable income and desires for independence, will fuel product purchases to assist with the frailties associated with old age and provide sustained sales growth.

According to the U.S. Department of Commerce’s Technology Assessment of the U.S. Assistive Technology Industry published in February 2003, growth in the number of older people in the U.S., Europe and Asia, suggests that there will be a strong and steady increase in the demand for a broad spectrum of assistive technology products over the next several years, many of which are sold by AbilityOne.

According to the U.S. Census Bureau, the 65 or older population will double in the U.S. by 2030 to approximately 70 million, or one in every five Americans. Beginning in 2010, when the first of the baby boomers turns 65, through 2030, the number of people in the 65 and over age group should grow at nearly four times the rate of the overall population. During 1990-2010, the compounded annual growth rate of the elderly population should grow at 2.5 times the rate of the general population. Current trends indicate that this age group represents the majority of home and community-based health care patients. Similarly, the U.S. Census data predicts a doubling in the over 85 year-old population from 2000 to 2030.

The aging of the population is a revenue growth driver because approximately 10% of people over the age of 65 and approximately 50% of people over the age of 85, need assistance with everyday activities. AbilityOne believes it is well positioned to reap the benefits of the aging population by providing aids to daily living, namely dressing devices, toileting, dining, bathing aids and grooming devices, which promote greater patient independence, improved patient responsibility and improved responsiveness to treatment.

Increasing Number of PTs and OTs, AbilityOne’s Primary User Groups

According to the U.S. Department of Labor Occupational Outlook Handbook, there were approximately 132,000 PTs in the U.S. in 2000. Approximately two-thirds of PTs were employed in either hospitals or offices of physical therapists. The remaining one-third of PTs was employed in home health agencies, outpatient rehabilitation clinics, physician offices and nursing homes. The demand for PTs is expected to remain strong largely driven by the (i) increase in the number of individuals with disabilities or limited function requiring therapy services; (ii) rapidly growing elderly population which is particularly vulnerable to chronic and debilitating conditions that require therapeutic services; (iii) baby-boom generation which is entering the prime age for heart attacks and strokes, increasing the demand for cardiac and physical rehabilitation; (iv) advances in medical technology which permit treatment of more disabling conditions; and (v) widespread interest in health promotion.

Another important driver of the growth in the PT market is the growing need for rehabilitative products resulting from the increasing frequency of reconstructive implant procedures, including hip and knee replacements. The worldwide reconstructive implant market is currently in excess of $5.0 billion and expected to grow at 7%-8% annually. This growth trajectory is largely driven by favorable demographics, as patient populations are expanding at both ends of the age spectrum. Among seniors, more active lifestyles and longer life expectancies are responsible for the increasing frequency of reconstructive implants. Younger patients are opting for reconstructive implants over less invasive alternatives due to improved and longer lasting implant technology. AbilityOne is well positioned to reap the benefits of the growth in reconstructive implants, by providing orthopedic soft goods, namely Continuous Passive Motion machines and splinting, which are critical to post-operatory rehabilitation.

According to the U.S. Department of Labor Occupational Outlook Handbook, there were approximately 78,000 OTs in the U.S. in 2000. The majority of OTs work in hospitals, including many in rehabilitation and psychiatric hospitals. The remaining OTs work in outpatient occupational therapy offices and clinics, schools, home health agencies, nursing homes, community mental health centers, adult day care programs, job training services and residential care facilities. The demand for OTs is expected to remain strong, largely driven by the (i) increase in the number of individuals with disabilities or limited function requiring therapy services; (ii) baby-boom generation’s movement into middle age, a period when the incidence of heart attack and stroke increases; (iii) rapidly growing population for the 75 years of age and above segment, an age group that suffers from a high incidence of disabling conditions; and (iv) advances in medical technology enable more patients with critical problems to survive.

No Direct Reimbursement

The rehabilitative medical supplies and non-wheelchair assistive products that AbilityOne offers are generally not subject to reimbursement pressures from Medicare and Medicaid. AbilityOne does not engage in third-party billing and collection activities, but sells to customers, including dealers, who provide this service.

As part of the Balanced Budget Relief Act of 1997, on September 1, 2003, Congress imposed a Medicare outpatient therapy cap, or an annual allowance of $1,500 per patient for outpatient rehabilitative therapy services such as physical therapy, occupational therapy and speech-language pathology. Given AbilityOne’s concentration in the inpatient therapy arena, AbilityOne believes the cap’s effect on AbilityOne’s financial results will be immaterial.

Highly Fragmented Industry

The rehabilitative medical supplies and non-wheelchair assistive products industry is highly fragmented. No one manufacturer, distributor or customer represents a significant portion of AbilityOne’s revenue. There is a growing trend toward centralized corporate purchasing. In turn, this has fueled demand for suppliers with a wider range of product offerings, which facilitates national buying strategies. AbilityOne believes that as a “one-stop shop”, it is well positioned to address this trend.

AbilityOne’s Strategy

AbilityOne’s objective is to be the customers’ first choice for rehab medical supplies and non-wheelchair assistive products in each of its chosen markets.

The following are the principal elements of AbilityOne’s Strategy:

Expand the Product Offering

AbilityOne currently offers its customers a “one-stop shop” for products through its industry-leading catalog with over 15,000 items, focused primarily on physical and occupational therapy products. AbilityOne adds new products each year to its ever-expanding catalog and is committed to doing so long-term. Consistent with AbilityOne’s current product offering, some of these new products are branded, exclusive or self-manufactured.

AbilityOne recognizes that different customer groups have very different economic, product, distribution channel requirements and treatment goals. AbilityOne proactively attempts to anticipate and flexibly respond to the diverse needs of its customers, while focusing on niches, worldwide, where its capabilities, reputation and customer partnerships can result in a competitive advantage. As such, AbilityOne foresees an on-going evolution of its product offerings to meet the ever-increasing demands of its diverse customer segments.

Increase Customer Penetration / Add New Customers

AbilityOne believes it is well positioned to continue to expand in its core markets. AbilityOne’s market presence, clinical understanding and close customer relationships allow AbilityOne to anticipate and flexibly respond to the diverse needs of its customers. AbilityOne believes its market knowledge, strong vendor relationships and manufacturing capabilities will continue to drive the delivery of value-added solutions through the continual enrichment of its product mix. Additionally, AbilityOne believes it broad portfolio of national accounts and commitment to expand its sales force will enhance AbilityOne’s growth and penetration within its current and new customer base.

Increase Global Presence

In connection with the SNR transaction, AbilityOne acquired the principal aids to daily living distributor in the UK, Homecraft. AbilityOne is leveraging this platform to accelerate international expansion, in terms of both product lines and geographic regions. Since the SNR transaction, AbilityOne has added over 300 pages of new products to the Homecraft catalog. Homecraft and Kinetec brought with them a proven capability to re-source products at very favorable costs and at high levels of quality from China, which has resulted in meaningful cost savings. AbilityOne’s management team believes AbilityOne’s business model is transferable to other countries, and is using Homecraft to cultivate new relationships through an enhanced product array, sales effort, distribution capability and catalog expertise.

Focus on Profit Enhancement

AbilityOne’s existing infrastructure is scaleable without significant investment requirements for the next few years. This allows AbilityOne to enjoy bottom-line growth in excess of top-line metrics. AbilityOne plans to continue its strategy of selective price increases where appropriate. Additionally, AbilityOne’s proprietary products, which consist of self-manufactured products, products manufactured for AbilityOne and products sold through exclusive distribution arrangements, represent approximately 30% of total revenues. These items help to provide AbilityOne with a comprehensive range of rehabilitative medical supplies. AbilityOne believes that its performance culture, oriented toward continuous improvement and “best practices”, will contribute to the achievement of greater productivity and operating income gains.

Acquisitions

AbilityOne operates in the highly fragmented rehabilitative medical supplies and non-wheelchair assistive products industry. AbilityOne’s competition is generally regionally focused. AbilityOne intends to opportunistically pursue expansion opportunities in order to add products, customers and capabilities, which will further differentiate AbilityOne from its competition.

Entry Into New and Related Markets

AbilityOne plans to penetrate several new markets. Target markets with significant core business product overlap include chiropractic, podiatry, sports medicine and institutional activities / crafts. These markets are similar to AbilityOne’s core business in that they are characterized by large patient volumes and heavy reliance on the course of treatment advice of the respective professional.

Sources of Supply

Among AbilityOne’s core strengths is its ability to obtain premier products from vendors. AbilityOne purchases its products from over 1,500 suppliers / manufacturers. Although no single supplier accounted for more than 4% of AbilityOne’s total purchases in 2002, AbilityOne frequently is the largest single customer of these manufacturers. Suppliers view the ability to distribute their products through Sammons Preston Rolyan and Homecraft very positively due to their reputation, longstanding industry-leading position, comprehensive catalogs, national account contracts, sales force presence and distribution capabilities. AbilityOne continually works at strengthening its supplier relationships through the introduction of supplier programs.

Distribution and Sales

AbilityOne’s distribution process centers around its ability to fill small unit size and small dollar amount orders. In the U.S., over 4,000 packages ship daily from four locations. The primary distribution center is located in Bolingbrook, IL, with certain high volume product also fulfilled by a third-party logistic company for west coast customers. Approximately 95% of the packages in the U.S. ship via UPS.

AbilityOne’s call center operates from 7am – 7pm Monday through Friday, processing in excess of 5,000 calls per day. Order entry capability from 7pm – 7am from Monday through Friday and weekends exists through an offsite, third-party contractor with limited systems access. The combination of in-house staff, supplemented with contracted, third party services, provide customers with 24 hours a day / 7 days a week ordering capabilities. In addition, fax orders and EDI capabilities support the larger, more technologically advanced customers, dealers and hospital and long-term care facilities. While internet ordering capabilities currently exist, customer reception to ordering products via the internet is currently minimal, but growing.

Sammons Preston Rolyan’s U.S. national accounts program is staffed by seasoned professionals who have developed a comprehensive portfolio of contracts. AbilityOne’s U.S. national accounts group is comprised of a very experienced staff with average industry tenure of 15 years. Many have come from larger organizations and have managed multi-billion dollar corporate contract portfolios. AbilityOne’s U.S. national accounts group has longstanding relationships with the key group purchasing organizations. Furthermore, the integrated Sammons Preston Rolyan organization has national contracts with all of the major groups within each market segment, including hospitals, nursing homes and dealers.

For many years, Sammons Preston and SNR had the only national sales forces in the U.S. dedicated to the clinical education and sale of products to institutionally based PTs and OTs. With the recent integration of SNR, AbilityOne’s clinical presence and sales capability have been enhanced with a broader product offering and an unparalleled range of proprietary brands. The AbilityOne sales professionals, many whom are therapists, are located throughout the U.S. and Canada. These sales professionals have utilized the extensive product line and the comprehensive national contracts portfolio to establish direct sales to U.S. hospitals, nursing homes and rehab clinics. AbilityOne also distributes to national distributors and local dealers.

In addition to AbilityOne’s sales professionals in the U.S., Sammons Preston Rolyan has specialty sales managers that focus on high opportunity product categories including pediatric seating and positioning, Continuous Passive Motion machines and tourniquet and cuffs.

Competition

AbilityOne believes it is a market leader in many of the product categories in which it competes. End users of rehabilitative medical supplies and assistive devices purchase approximately 65% of their products from dealers. National catalog companies supply the remaining 35%. Although end users, in aggregate, buy the majority of their products from dealers, dealers tend to be local or regional players that do not have the product breadth of AbilityOne. Consequently, AbilityOne supplies product not only to the end user directly in its capacity as a national catalog distributor, but also to many dealers, who can be practically thought of as customers rather than competitors.

Competitive Position and Barriers to Entry

AbilityOne’s competitive position in the rehab medical supplies and non-wheelchair assistive products industry has created barriers to entry, making it difficult for potential new market entrants to compete effectively.

■	AbilityOne is the leading distribution gateway through which over 15,000 rehabilitation products are sold from more than 1,500 highly-fragmented suppliers / manufacturers to a diverse customer base of over 400,000 customers, with an emphasis on PTs and OTs.

■	AbilityOne is the only national player to offer “one-stop shopping” to its customers. AbilityOne’s competition is generally highly fragmented, regionally focused and without the product offering necessary to be a “one-stop shop”. AbilityOne’s national (and recently acquired international) scale and purchasing power provide AbilityOne with a favorable cost position and strong pricing trends relative to its competition.

■	AbilityOne’s catalogs, published for over 50 years, are considered the gold standard of the industry and feature the most comprehensive product offering with longstanding leadership positions and recognized brand names, including Sammons, Preston, Rolyan, Homecraft and Kinetec and a broad array of other proprietary brand names.

■	AbilityOne has a large experienced sales force, national account contracts with every major customer group, unmatched customer service within the industry and proven ability to introduce new products each year, allowing AbilityOne to compete across the entire spectrum of the rehabilitative medical supplies and non-wheelchair assistive products industry.

As a result of AbilityOne’s significant operating history and proven business model, competitors face obstacles in challenging AbilityOne’s market position.

FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS OF THE COMPANY

Certain information of a non-historical nature contains forward-looking statements. Words such as “believes,” “expects,” “plans,” “estimates,” “intends” and variations of such words are intended to identify such forward-looking statements. The statements are not guaranties of future performance and are subject to certain risks, uncertainties or assumptions that are difficult to predict; therefore, the Company cautions shareholders and prospective investors that the following important factors, among others, could cause the Company’s actual operating results to differ materially from those expressed in any forward-looking statements. The statements under this caption are intended to serve as cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following information is not intended to limit in any way the characterization of other statements or information under other captions as cautionary statements for such purpose. The order in which such factors appear below should not be construed to indicate their relative importance or priority.

■	The Company’s ability to meet increased competition from national, regional and local full-service distributors and mail-order distributors of dental, veterinary, and rehabilitative and assistive living products, while maintaining current or improved profit margins.

■	The ability of the Company to retain its base of customers and to increase its market share.

■	The ability of the Company to maintain satisfactory relationships with qualified and motivated sales personnel.

■	The continued ability of the Company to maintain satisfactory relationships with key vendors and the ability of the Company to create relationships with additional manufacturers of quality, innovative products.

■	Changes in the economics of dentistry affecting dental practice growth and the demand for dental products, including the ability and willingness of dentists to invest in high-technology diagnostic and therapeutic products.

■	The ability of the Company to successfully integrate and profitably manage recent acquisitions in the veterinary and rehabilitative supplies and non-wheelchair assistive patient products industries.

■	Reduced growth in expenditures for dental services by private dental insurance plans.

■	The accuracy of the Company’s assumptions concerning future per capita expenditures for dental services, including assumptions as to population growth and the demand for preventive dental services such as periodontic, endodontic and orthodontic procedures.

■	The rate of growth in demand for infection control products currently used for prevention of the spread of communicable diseases such as AIDS, hepatitis and herpes.

■	Changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets.

■	The effects of healthcare related legislation and regulation, which may affect expenditures or reimbursements for rehabilitative and assistive products.

■	The accuracy of assumptions concerning future per capita expenditures for rehabilitative supplies and non-wheelchair assistive patient products, including assumptions as to population growth.

MANAGEMENTS DISCUSSION AND ANALYSIS OF ABILITYONE PRODUCTS CORP.’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Pro Forma for SNR Acquisition)

The commentary that follows should be read in conjunction with AbilityOne’s Financial Statements and the Notes to the Financial Statements included elsewhere in this report.

The following unaudited Pro Forma Summary Financial Information for the fiscal years ended December 31, 2002 and 2001 are based on the historical financial statements of AbilityOne and Smith & Nephew Rehabilitation adjusted to give effect as if AbilityOne and SNR were combined at the beginning of the fiscal years.

Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001 (Pro Forma for SNR Acquisition)

Summary Financial Information (Pro Forma)

($ in millions)	Years Ended December 31,
	2001	2002
Total Revenue	$197.0	$209.2
% Growth	7.1%	6.2%
Gross Profit	$86.7	$95.9
% Margin	44.0%	45.9%
Operating Income	$31.2	$43.9
% Margin	15.8%	21.0%

Revenue. Revenue increased 6.2% to $209.2 million in 2002 from $197.0 million in 2001. The increase in revenue was primarily driven by selective price increases from the legacy AbilityOne business, expanded product offering with the addition of more than 2,000 products into AbilityOne’s catalogs, sales to new customers and increased penetration of existing customers. During 2002, AbilityOne launched pilot catalogs targeted at the sports medicine, institutional activities/crafts and chiropractic markets. Additionally, the SNR acquisition provided AbilityOne with a global presence, access to new markets and products and the opportunity to cross-sell products into existing accounts.

Revenue growth comparisons for 2002 versus 2001 do not accurately reflect AbilityOne’s underlying performance primarily due to two factors. In 2002, sales to Smith & Nephew plc foreign affiliates declined as Smith & Nephew plc worked to streamline their inventory levels and reduce purchasing from SNR subsequent to its combination with AbilityOne. Additionally, revenue growth was negatively impacted by a decline in certain non-core SNR businesses prior to the combination with AbilityOne. As the following table indicates, AbilityOne believes that AbilityOne’s actual underlying growth for 2002 versus 2001 was 7.8%, after removing the effect of the decreased sales to Smith & Nephew plc foreign affiliates and the decline of certain non-core SNR businesses.

($ in thousands)	Years Ended December 31,
	2001	2002	Growth
Total Sales	$196,997	$209,160	6.2%
Less: Contract Thermoform Business	(848)	(133)
Less: OEM Business	(695)	(83)
Less: Sales to Smith & Nephew, plc foreign affiliates	(9,488)	(8,487)

Adjusted Total Sales	$185,966	$200,457	7.8%

Our management, as well as certain investors, use these non-GAAP measures to analyze our current and future financial performance. These non-GAAP measurements do not replace the presentation of GAAP financial results. These measurements simply provide supplemental information to assist management and certain investors in analyzing our performance. We have provided this information to investors to enable them to perform meaningful comparisons of past, present and future performance and as a means to better understand the results of core on-going operations. We believe these non-GAAP measures provide useful information to investors regarding our results of operations. This belief is based upon the value of summarizing infrequent or significant transactions that impacted results of operations that are not necessarily indicative of our future results of operations, nor comparable with results of operations of prior periods. These non-GAAP measures are used for no purpose other than to provide supplemental information to assist management and investors in analyzing operational performance.

Gross Profit Margin. Gross profit margin increased 190 basis points to 45.9% in 2002 from 44.0% in 2001. The improvement in gross margin was primarily due to selective price increases from the legacy AbilityOne business, addition of new products, changes to SNR’s freight policies, supplier/manufacturer consolidation related to the SNR acquisition and selected capital investments which improved manufacturing efficiencies and led to further cost reductions. Additional synergies were realized upon the merger of the SNR distribution business into the Sammons Preston Rolyan distribution center in Bolingbrook, IL in mid-2002. AbilityOne’s increased sales volume resulted in the realization of significant cost reductions in both shipping costs and telephone costs.

Operating Expenses. Operating expenses decreased by 6.3% to $52.0 million in 2002 from $55.5 million in 2001. Operating expenses as a percentage of total revenue decreased 330 basis points to 24.9% in 2002 from 28.2% in 2001. This decrease was primarily due to synergies realized from the SNR acquisition and leveraging AbilityOne’s operating infrastructure over a larger revenue base. More specifically, approximately 150 full-time positions were eliminated as a result of the SNR acquisition. There were staff reductions in all divisions, including sales, finance, distributions, sales administration, international, R&D and quality assurance.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired

1.	AbilityOne Consolidated Financial Statements for the years ended December 31, 2002 and December 31, 2001
2.	AbilityOne Consolidated Financial Statements for the years ended December 31, 2001 and period from August 25, 2000 (date of inception) to December 31,2000
3.	AbilityOne Consolidated Financial Statements for the six months ended June 30, 2003 and June 30, 2002 (Unaudited)

(b)	Pro forma financial information

1.	Pro forma Patterson Consolidated statement of financial condition as of July 26, 2003
2.	Pro forma Patterson Consolidated statement of income for the twelve months ended April 26, 2003
3.	Pro forma Patterson Consolidated statement of income for the three months ended July 26, 2003
4.	Pro forma Patterson Consolidated statement of income for the three months ended July 27, 2002

(c)	Exhibits

2	Agreement and Plan of Merger Among Patterson Dental Company, Retep, Inc., AbilityOne Products Corp. and AbilityOne II, L.L.C., As Representative of the Company Stockholders, dated August 15, 2003*

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

99	Press Release dated September 15, 2003

*	The Company agrees to furnish supplementary a copy of any omitted schedule to the SEC upon request.

ITEM 9. REGULATION FD DISCLOSURE

On September 15, 2003, the Company publicly announced the completion of its acquisition of AbilityOne Products Corp. For further information, please refer to the press release furnished as Exhibit 99, which is incorporated into this Item 9 by reference.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON DENTAL COMPANY

Date: September 15, 2003	By /s/ R. STEPHEN ARMSTRONG
R. Stephen Armstrong
Executive Vice President, Treasurer
and Chief Financial Officer

AbilityOne Products Corp.

Consolidated Financial Statements

For the Years Ended December 31, 2002 and 2001

AbilityOne Products Corp.

Consolidated Financial Statements

Report of Independent Accountants

To the Board of Directors of

AbilityOne Products Corp.

We have audited the accompanying consolidated balance sheet of AbilityOne Products Corp. as of December 31, 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AbilityOne Products Corp. at December 31, 2002, and the consolidated results of its operations and its cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 3 in the financial statements, the Company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No 142 “Goodwill and Other Intangibles Assets” on January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

January 31, 2003

Report of Independent Auditors

Board of Directors

AbilityOne Products Corp.

We have audited the accompanying consolidated balance sheets of AbilityOne Products Corp. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2001, and the period from Date of Inception (August 25, 2000) to December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AbilityOne Products Corp. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2001, and the period from Date of Inception (August 25, 2000) to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Chicago, IL

February 1, 2002

AbilityOne Products Corp.

Consolidated Balance Sheets

As of December 31, 2002 and 2001

(Dollars in Thousands)

	2002	2001
Assets
Current assets:
Cash and cash equivalents	$10,397	$4,574
Accounts receivable, net	26,393	11,523
Inventories, net	18,460	5,883
Prepaid expenses	3,826	1,186
Deferred income taxes	1,586	449

Total current assets	60,662	23,615

Property, plant and equipment, net	19,160	3,081

Goodwill and intangibles, net	143,079	48,099
Deferred financing fees, net	3,539	862
Other assets	107	105

	146,725	49,066

Total assets	$226,547	$75,762

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,115	$4,159
Accrued liabilities	14,175	3,593
Current maturities of long-term obligations	31	2,235

Total current liabilities	29,321	9,987

Long-term obligations, less current maturities	98,096	34,026
Deferred income taxes	1,061	934
Interest rate swap liability	2,364	—
Other long-term liabilities	296	241

	101,817	35,201

Total liabilities	131,138	45,188

Mandatorily redeemable preferred stock	58,299	29,330

Stockholders’ equity	37,110	1,244

Total liabilities and stockholders’ equity	$226,547	$75,762

The accompanying notes are an integral part of the financial statements.

AbilityOne Products Corp.

Consolidated Statements of Income

For the Years Ended December 31, 2002 and 2001

(Dollars in Thousands)

	2002	2001
Net sales	$182,366	$91,427
Cost of sales	104,455	56,404
Amortization of purchase accounting inventory write-up	4,755	—

Gross profits	73,156	35,023

Operating expenses:
Selling and marketing	21,388	12,230
General and administrative	16,209	8,962
Amortization of goodwill	—	3,446
Acquisition integration costs	522	—

Total operating expenses	38,119	24,638

Operating income	35,037	10,385

Other expense:
Interest expenses, including amortization of deferred financing fees, net	7,007	4,277
Debt extinguishment costs	1,894	—
Decline in fair value of swap agreement	2,364	—
Other, net	826	256

Total other expense	12,091	4,533

Income before income taxes	22,946	5,852

Provision for income taxes	8,425	3,698

Net income	$14,521	$2,154

The accompanying notes are an integral part of the financial statements.

AbilityOne Products Corp.

Consolidated Statement of Stockholder’s Equity

For the Years Ended December 31, 2002 and 2001

(Dollars in Thousands)

	Preferred Stock Series B		Common Stock		Restricted Common Stock		Additional Paid-In Capital	Notes Receivable	Foreign Currency Translation Adjustment	Retained Earnings/ (Accumulated Deficit)	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2000	1,687	$—	284,530	$3	—	$—	$3,011	$(93)	$(28)	$(741)	$2,152

Issuance of stock	—	—	8,704	—	—	—	81	(20)	—	—	61
Non-cash stock based compensation	—	—	—	—	—	—	185	—	—	—	185
Preferred dividends	—	—	—	—	—	—	—	—	—	(3,250)	(3,250)

Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	2,154	2,154
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(58)	—	(58)

Total comprehensive income	—	—	—	—	—	—	—	—	(58)	2,154	2,096

Balance at December 31, 2001	1,687	—	293,234	3	—	—	3,277	(113)	(86)	(1,837)	1,244

Issuance of stock	—	—	257,436	3	—	—	25,751	—	—	—	25,754
Non-cash stock based compensation	—	—	—	—	4,978	—	232	—	—	—	232

Preferred dividends	—	—	—	—	—	—	—	—	—	(5,823)	(5,823)

Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	14,521	14,521
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	1,182	—	1,182

Total comprehensive income	—	—	—	—	—	—	—	—	1,182	14,521	15,703

Balance at December 31, 2002	1,687	$—	550,670	$6	4,978	$—	$29,260	$(113)	$1,096	$6,861	$37,110

The accompanying notes are an integral part of the financial statements.

AbilityOne Products Corp.

Consolidated Statement of Cash Flows

For the Years Ended December 31, 2002 and 2001

(Dollars in Thousands)

	2002	2001
Operating activities:
Net income	$14,521	$2,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,932	4,744
Interest paid in kind	169	688
Loss (gain) on disposal of assets	—	(2)
Deferred income taxes	(1,264)	803
Non-cash deferred compensation	232	185
Non-cash write off of deferred financing fees	806	—
Decline in fair value of swap agreement	2,364	—
Changes in operating assets and liabilities:
Accounts receivable	1,289	(1,064)
Inventories	3,584	(426)
Prepaid expenses	(681)	(272)
Accounts payable	(352)	(2,597)
Accrued liabilities	7,730	—
Other assets and liabilities	(47)	742

Net cash provided by operating activities	31,283	4,955

Investing activities:
Purchases of property and equipment	(4,532)	(457)
Proceeds from disposal of assets	—	4
Purchase of Smith & Nephew Rehabilitation, net of cash acquired	(106,522)	—
Purchase of AbilityOne Corporation, net of cash acquired	—	(1,089)

Net cash used in investing activities	(111,054)	(1,542)

Financing activities:
Proceeds from long-term obligations	115,000	—
Payments on capital leases	(15)	(18)
Payments on long-term obligations	(53,420)	(1,725)
Debt issuance costs	(4,103)	—
Issuance of stock, net	26,950	663

Net cash (used in) provided by financing activities	84,412	(1,080)

Effect of exchange rate on cash	1,182	(57)

Net increase in cash and cash equivalents	5,823	2,276

Cash and cash equivalents, beginning of period	4,574	2,298

Cash and cash equivalents, end of period	$10,397	$4,574

Supplemental disclosures of cash and investing activities
Cash paid during the period for:
Interest	$6,809	$3,027
Income taxes	4,911	2,154
Noncash transactions
Issuance of stock for purchase of Smith & Nephew Rehabilitation	21,974	—
Issuance of stock for notes receivable - employees	—	200

The accompanying notes are an integral part of the financial statements.

AbilityOne Products Corp.

Notes to Financial Statements

1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

AbilityOne Products Corp. and Subsidiaries (the Company), which is 45% owned by AbilityOne LLC, is engaged in the worldwide distribution of a broad range of acquired and self manufactured rehabilitation and patient-assist products, orthopedic treatment products, and other therapeutic devices. These products are sold primarily in North America to medical professionals, institutions, retail suppliers, and consumers.

Revenue Recognition

Revenue is recognized upon shipment of products to customers, which is generally when title passes. No single customer accounts for more than 10% of consolidated sales.

Principles of Consolidation

The consolidated financial statements include the accounts of AbilityOne Products Corp. and its wholly owned subsidiaries: AbilityOne Corporation, AmFab, Inc., Midland Manufacturing Company, TumbleForms, Inc., AbilityOne Homecraft Limited, AbilityOne Kinetec S.A., ADC Vertriebs GmbH, and Sammons Preston Canada, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk

The Company performs ongoing credit evaluations and maintains reserves for potential credit losses on accounts receivable. At December 31, 2002 and 2001, reserves for potential losses were $579 and $240, respectively.

Foreign Currency Translation

The Company’s foreign subsidiaries use various foreign currencies as their functional currency including the Canadian dollar, British pound sterling, and Euro. Accordingly, assets and liabilities are translated into the reporting currency at the year-end exchange rate, while revenues and expenses are translated at weighted-average rates during the year. Adjustments resulting from the translation process are classified as a component of stockholders’ equity.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which consist of cash, receivables, accounts payable, and long-term debt, approximate their fair values.

Cash Equivalents

All highly liquid debt instruments with a maturity of three months or less, when purchased, are classified as cash equivalents.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the assets. For income tax purposes, accelerated depreciation methods and shorter useful lives are used.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Shipping and Handling Fees and Costs

Amounts billed to customers for shipping and handling are included in revenue. The corresponding costs for shipping and handling are included in cost of goods sold.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred, based on expected future cash flows, a current charge to income would be recognized.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense was $3,564 for the year ended December 31, 2002 and $1,685 for the year ended December 31, 2001.

The Company capitalizes certain catalog costs and expenses the costs over the anticipated future benefit period, not to exceed one year. Costs capitalized at December 31, 2002 and 2001, were $1,144 and $520, respectively.

Stock Options

The Company accounts for stock options in accordance with Accounting Principles Board Options No. 25, Accounting for Stock Issued to Employees (APB No. 25). The exercise price of the options granted to employees equals or exceeds the estimated fair value of the underlying stock on the measurement date. As such, no compensation expense has been recognized by the Company for these options.

Reclassification

Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 presentation.

2.	Acquisition

On March 27, 2002, AbilityOne purchased Smith & Nephew Rehabilitation, a global business unit of Smith & Nephew plc. The Company purchased certain assets and liabilities of the United States entity and purchased all of the stock of the foreign entities. The acquisition is expected to increase the scope of products and customers. Including costs related to transaction related expenditures, the aggregate cost of the acquisition was approximately $128.9 million ($107.0 million in cash, $21.9 million in common and Preferred A stock). The purchase price allocation has assigned approximately $95.0 million to goodwill and other intangible assets. This transaction was accounted for under the purchase method, in accordance with SFAS No. 141.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Cash and cash equivalents	$0.4
Accounts receivable	16.1
Inventory	16.2
Other current assets	1.9
Property, plant and equipment	13.7
Intangible assets	2.3
Goodwill	92.7

Total assets acquired	143.3

Accounts payable	11.2
Accrued liabilities	3.2

Total liabilities assumed	14.4

$128.9

The recorded amount of the intangible assets (trade names and patents), based upon an independent appraisal report, is as follows (in millions):

Fair value of tangible net assets acquired	$33.9
Trade names	1.3
Patents	1.0
Goodwill	92.7

$128.9

The acquired trade names and goodwill have an indefinite life and the patents are amortized over the life of the patent.

The purchase price and its allocation are subject to change pending final determination of certain acquired balances; however, management does not believe such changes will be significant.

3.	Goodwill

In June 2001, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” effective for fiscal years beginning after December 15, 2001. Under SFAS No. 142, goodwill will no longer be amortized, but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their estimated useful lives.

The Company adopted SFAS No. 142 during the first quarter of fiscal 2002. Management conducted a review of the estimated fair market value of the business segments during the third quarter of fiscal 2002, using an estimate of enterprise value based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization). Based upon management’s review, no impairment existed at December 31, 2002. Had SFAS No. 142 been in effect for 2001, net income would have been as follows:

	2002	2001
Net income:
As reported	$14,521	$2,154
Add back: goodwill amortization	—	3,446

Adjusted net income	$14,521	$5,600

4.	Inventories

Inventories consist of the following as of December 31, 2002 and 2001:

	2002	2001
Finished products	$13,974	$ 4,367
Work in process	1,301	588
Raw materials and supplies	3,185	928

	$18,460	$ 5,883

5.	Property, Plant and Equipment

Property, plant, and equipment consist of the following as of December 31, 2002 and 2001:

	2002	2001
Land	$1,727	$250
Buildings and improvements	12,973	1,013
Machinery and equipment	7,756	3,192

	22,456	4,455
Accumulated depreciation	(3,296)	(1,374)

	$19,160	$3,081

6.	Intangible Assets

Intangible assets consist of the following:

	2002
	Original Cost	Accumulated Amortization	Net	2001 Net
Deferred financing fees	$4,053	$514	$3,539	$862
Patents	1,571	584	987	25
Trade names	1,298	—	1,298	—
Goodwill	145,244	4,450	140,794	48,074

	$152,166	$5,548	$146,618	$48,961

The trade names and goodwill have an indefinite life. The patents are amortized over the life of the patents. The deferred financing costs are amortized over the life of the term loan ending March 27, 2008.

7.	Long-Term Obligations

Long-term debt and capital leases consists of the following as of December 31, 2002 and 2001:

	2002	2001
Term Loan A	$98,000	$15,500
Term Loan B	—	9,875
Subordinated term loan	—	10,876
Capital leases	127	10

	98,127	36,261
Less: Current portion	(31)	(2,235)

Long-term debt, less current portion	$98,096	$34,026

On March 27, 2002, in conjunction with the acquisition of Smith & Nephew Rehabilitation, a global business unit of Smith & Nephew plc, the Company entered into a credit agreement (Senior Credit Facility) that provides for borrowings up to $140 million under a term loan facility, a letter of credit subfacility, and a revolving loan facility. Concurrently, the Company repaid $36,420 in outstanding debt and made a one-time prepayment penalty of $1,088. The Senior Credit Facility is secured by substantially all of the Company’s assets.

The term loan provides for borrowings of up to $115 million, payable in escalating quarterly principal payments beginning on June 30, 2003, with a final payment on March 27, 2008. This term loan bears interest, at the Company’s option, at the index rate, as defined in the agreement plus a margin. The margin above the index rate is determined by the Company’s leverage ratio, as defined in the agreement and whether the underlying loans, at the Company’s option, were alternate base rate or LIBOR loans. At December 31, 2002, all of the term loan balance was structured as a LIBOR loan. As of December 31, 2002, the index rate plus the applicable margin was 5.40%. Interest on the term loan is payable periodically.

On November 19, 2002, the Company made an optional prepayment in the amount of $17 million on the term loan. At the Company’s option, this prepayment was applied to future quarterly principal payments, beginning with the initial payment required on June 30, 2003. As a result of this prepayment the first required quarterly principal payment is due on June 30, 2005.

The revolving facility provides for borrowings of up to $25 million, including a $2 million letter of credit subfacility, subject to a borrowing base comprised primarily of a percentage of eligible accounts receivable and inventory. Borrowings under the revolving loan facility bear interest at the index rate plus a margin which varies according to the Company’s leverage ratio and whether the underlying loans, at the Company’s option, were alternative rate or LIBOR loans. At December 31, 2002, there were no borrowings under the revolving facility, which expires on March 27, 2008 and requires a commitment fee of  1/2% per annum on the unused portion of the revolving loan facility. Interest on the revolving facility is payable periodically.

The Senior Credit Facility provides for prepayments, which can reduce the maximum available under the revolving loan facility, and provides for mandatory prepayments under certain circumstances. The Senior Credit Facility contains certain restrictions on further borrowings, capital expenditures, management fees and dividends, and contains several financial covenants, including fixed charge coverage, interest coverage and leverage ratios.

Maturities of long term debt and capital leases for the next five years are as follows:

2003	$31
2004	29
2005	8,184
2006	25,183
2007	50,325
Therafter	14,375

$98,127

8.	Pension and Profit Sharing Plans

The Company sponsors a 401(k) profit sharing plan available for substantially all of its employees. The Company provides a discretionary matching contribution for participating employees. For the year ended December 31, 2002 and 2001, the Company matched 50% of employee contributions up to a maximum of 3% of compensation. The Company contributed approximately $403 and $319 to the 401(k) plan during the years ended December 31, 2002 and 2001, respectively. During 2002, the Company integrated the employees from Smith & Nephew Rehabilitation, a global business unit of Smith & Nephew plc acquisition in to the 401(k) plan.

During 2001, the Company settled its obligation under a former defined benefit pension plan, principally through the purchase of annuities. At December 31, 2001, no assets remain in the Plan.

9.	Commitments

The Company leases certain real property and equipment under noncancelable operating leases, which expire at various dates through 2007.

Future minimum lease payments required under operating leases as of December 31, 2002 are as follows:

2003	$1,126
2004	978
2005	780
2006	332
2007	73

$3,289

Rent expense charged to operations, including amounts paid under short-term cancelable leases, was $1,033 for the year ended December 31, 2002, and $587 for the year ended December 31, 2001.

10.	Income Taxes

The provision (benefit) for income taxes consists of the following:

	2002	2001
Current:
Federal	$5,782	$2,317
State	1,257	299
Foreign	2,027	279

	9,066	2,895
Deferred	(641)	803

	$8,425	$3,698

A reconciliation between the federal statutory tax rate and the effective tax rate is as follows:

	2002	2001
Computed statutory tax provision	$8,031	$1,992
Increase (decrease) resulting from:
Amortization of goodwill	—	1,218
Other permanent items	(16)	264
State and local income taxes	817	220
Foreign taxes at lower effective rate	(419)	—
Tax credits and other	12	4

Provision for income taxes	$8,425	$3,698

Deferred income taxes consist of the following at December 31:

	2002	2001
Assets
Accounts receivable and inventory reserves	$593	$318
Accrued liabilities and other	1,749	218

	2,342	536
Liabilities
Property and equipment	154	255
Intangible assets	1,598	766
Pension and other	65	—

	1,817	1,021

Net deferred income tax asset (liability)	$525	$(485)

11.	Redeemable Preferred Stock and Stockholders’ Equity

The Company has two classes of nonvoting preferred stock -Class A and Class B. There are 525,000 shares ($.01 par) authorized for Class A preferred stock, of which 493,916 shares are issued at December 31, 2002 and 7,000 shares ($.01 par) authorized for Class B preferred stock, of which 1,687 shares are issued at December 31, 2002. Both classes of preferred stock bear cumulative dividends at 12% per annum, payable when declared by the Board of Directors. The liquidation value for each class is one hundred dollars per share plus accrued and unpaid dividends.

The Class A preferred stock is mandatorily redeemable on September 30, 2008, at the liquidation value plus accrued and unpaid dividends. The Company may redeem all or a portion of the Class A and Class B preferred stock at any time at the liquidation value, plus accrued and unpaid dividends.

In connection with the issuance of 10,161 shares of Class A preferred stock and 11,290 shares of common stock, members of management entered into notes payable to the Company aggregating $1,129 at December 31, 2002 and 2001, respectively. These notes bear interest at 10% and are due in full on September 19, 2005. For the years ended December 31, 2002 and 2001, interest on these notes was $113 for each year.

The Company is authorized to issue 700,000 shares of $.01 par voting common stock and, 550,670 shares were issued at December 31, 2002.

The Company issued warrants for 67,224 shares of common stock of the Company in conjunction with the acquisition of Smith & Nephew Rehabilitation, a global business unit of Smith & Nephew plc on March 27, 2002. The warrants can only be converted to common stock, concurrently with or after a Liquidity Event or a Triggering Stock Sale both as defined by the warrant purchase agreement. The exercise price is $0.01 per share of converted common stock. The total number of shares to be received upon exercise of the warrants is dependent on certain financial targets being met as defined in the warrant purchase agreement.

12.	Long-Term Incentive Plan

The Company maintains a long-term incentive plan (the Plan) for certain employees. The Plan is a two year plan, with annual financial targets. The Company makes annual grants of restricted stock under the Plan if the financial targets are met. The Company has reserved 25,000 shares of common stock for issuance under the Plan. The restricted common stock vests on December 31, 2005 and if certain targets are met at the end of 2003. During fiscal year 2002, the Company did not meet the targets of the Plan.

In conjunction with the acquisition of Smith & Nephew Rehabilitation, a global business unit of Smith & Nephew plc, the Company had a special grant under the Plan during the year. The Company granted 4,978 shares of restricted stock at the fair value of the common stock on the date of the grant. The Company recorded $89 for compensation expense related to the Plan during the year.

13.	Stock Option Plan

In 2000, the Company’s Board of Directors authorized a stock option plan (Plan). Under the Plan, options to purchase shares of the Company’s common stock may be granted to certain employees and directors with an exercise price equal to the estimated fair market value of Company’s common stock on the date of grant. The Company has reserved 24,000 shares of common stock for issuance under the Plan. No options were granted in 2000.

The options were granted at an exercise price, which was considered to be greater than or equal to the fair value of the underlying stock at the date of the grant. All options have a term of ten years with 12,070 options vesting over periods of three to five years and 10,870 options vesting 90 days after issuance of the December 31, 2007 audited financial statements, with provisions for acceleration if the Company is sold or completes an initial public offering and meets certain financial thresholds.

Stock option activity for the periods indicated is as follows:

	Shares	Weighted- Average Exercise Price
Outstanding on December 31, 2000	—	$—
Granted	16,665	10.00

Outstanding on December 31, 2001	16,665	10.00
Granted	6,275	100.04

Outstanding on December 31, 2002	22,940	$34.63

The following table summarizes information about stock options outstanding at December 31, 2002:

Exercise Price	Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$ 10.00	16,665	8.1	$10.00	3,693	$10.00
100.04	6,275	9.5	100.04	—	100.04

	22,940	8.4	$34.63	3,693	$10.00

Statement of Financial Accounting Standard N. 123 (FAS 123), Accounting for Stock-Based Compensation, establishes an alternative fair value method of accounting for stock-based employee compensation plans. The effect of applying the fair value method of accounting for stock options as proposed by this Statement to the Company’s stock options would not have a material effect on the net income reported by the Company.

14.	Related Party Transactions

The Company has a management services agreements with two shareholders. Management fees paid were $827 and $260 for the years ended December 31, 2002 and 2001, respectively. These amounts are included in other expense on the income statement.

15.	Derivative Instrument

The Company is party to an interest rate swap agreement with one of the institutions involved in the credit agreement relating to the long term loan and revolving credit facilities. This swap agreement terminates on June 30, 2005. In 2002, $2.4 million of expense was recognized related to recording the swap instrument at fair value. At December 31, 2002, the notional amount of the swap transaction is $57.5 million and the fixed rate is the 3 month LIBOR rate of 3.85%.

Consolidated Financial Statements

AbilityOne Products Corp.

Year ended December 31, 2001 and period from August 25, 2000 (date of inception) to

December 31, 2000

with Report of Independent Auditors

AbilityOne Products Corp.

Consolidated Financial Statements

December 31, 2001 and 2000

Contents

Consolidated Financial Statements

Consolidated Balance Sheets	F-19

Consolidated Statements of Income	F-20
Consolidated Statements of Stockholders’ Equity	F-21
Consolidated Statements of Cash Flows	F-22
Notes to Consolidated Financial Statements	F-23 to F-30

AbilityOne Products Corp.

Consolidated Balance Sheets

(Dollars in Thousands)

	December 31
	2001	2000
Assets
Current assets:
Cash and cash equivalents	$4,574	$2,298
Accounts receivable, net	11,523	10,459
Inventories	5,883	5,457
Prepaid expenses	1,186	914
Deferred income taxes	449	628

Total current assets	23,615	19,756
Property, plant, and equipment, net	3,081	3,688
Goodwill, net	48,099	50,258
Deferred financing fees, net	862	1,098
Prepaid pension plan costs	–	13
Other assets	105	100

	49,066	51,469

Total assets	$75,762	$74,913

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,159	$6,756
Accrued liabilities	3,593	2,862
Current maturities of long-term debt and capital leases	2,235	1,743

Total current liabilities	9,987	11,361
Long-term obligations, less current maturities	34,026	35,573
Deferred income taxes	934	310
Other long-term liabilities	241	19

	35,201	35,902

Total liabilities	45,188	47,263
Redeemable preferred stock, net of notes receivable	29,330	25,498
Stockholders’ equity	1,244	2,152

Total liabilities and stockholders’ equity	$75,762	$74,913

See accompanying notes.

AbilityOne Products Corp.

Consolidated Statements of Income

(Dollars in Thousands)

	Year ended December 31, 2001	Period from August 25, 2000 (date of inception) to December 31, 2000
Net sales	$87,461	$23,223
Cost of sales	52,438	13,994

Gross profit	35,023	9,229
Operating expenses:
Selling and marketing	12,230	3,268
General and administrative	8,962	2,427

Total operating expenses	21,192	5,695

Operating income	13,831	3,534
Other income (expense):
Interest expense, including amortization of deferred financing fees, net	(4,277)	(1,534)
Management fees	(260)	(73)
Amortization of goodwill	(3,446)	(1,004)
Other, net	4	(2)

Total other income (expense)	(7,979)	(2,613)

Income before income taxes	5,852	921
Provision for income taxes	3,698	761

Net income	$2,154	$160

See accompanying notes.

AbilityOne Products Corp.

Consolidated Statement of Stockholder’s Equity

Year ended December 31, 2001 and period from August 25, 2000 (date of inception)

to December 31, 2000

(Dollars in Thousands)

	Preferred Stock Series B		Common Stock		Additional Paid-In Capital	Notes Receivable	Foreign Currency Translation Adjustment	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at August 25, 2000	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of stock	1,687	—	284,530	3	3,011	(93)	—	—	2,921
Preferred dividends	—	—	—	—	—	—	—	(901)	(901)
Comprehensive income:
Net income	—	—	—	—	—	—	—	160	160
Foreign currency translation adjustments	—	—	—	—	—	—	(28)	—	(28)

Total comprehensive income	—	—	—	—	—	—	(28)	160	132

Balance at December 31, 2000	1,687	—	284,530	3	3,011	(93)	(28)	(741)	2,152
Issuance of stock	—	—	8,704	—	81	(20)	—	—	61
Non-cash stock based compensation	—	—	—	—	185	—	—	—	185
Preferred dividends	—	—	—	—	—	—	—	(3,250)	(3,250)
Comprehensive income:
Net income	—	—	—	—	—	—	—	2,154	2,154
Foreign currency translation adjustments	—	—	—	—	—	—	(58)	—	(58)

Total comprehensive income	—	—	—	—	—	—	(58)	2,154	2,096

Balance at December 31, 2001	1,687	$—	293,234	$3	$3,277	$(113)	$(86)	$(1,837)	$1,244

See accompanying notes.

AbilityOne Products Corp.

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Year ended December 31, 2001	Period from August 25, 2000 (date of inception) to December 31, 2000
Operating activities
Net income	$2,154	$160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,744	1,407
Interest paid in kind	688	188
Loss (gain) on disposal of assets	(2)	6
Deferred income taxes	803	(34)
Non-cash stock based compensation	185	–
Changes in operating assets and liabilities:
Accounts receivable	(1,064)	(245)
Inventories	(426)	(161)
Prepaid expenses	(272)	(159)
Accounts payable	(2,597)	3,168
Accrued liabilities	742	1,021

Net cash provided by operating activities	4,955	5,351

Investing activities
Purchases of property and equipment	(457)	(25)
Proceeds from disposal of assets	4	39
Purchase of AbilityOne Corporation, net of cash acquired	(1,089)	(64,197)

Net cash used in investing activities	(1,542)	(64,183)

Financing activities
Proceeds from long-term obligations	–	37,500
Payments on capital leases	(18)	(5)
Payments on long-term obligations	(1,725)	(400)
Debt issuance costs	–	(1,177)
Issuance of stock, net	663	25,240

Net cash (used in) provided by financing activities	(1,080)	61,158
Effect of exchange rates on cash	(57)	(28)

Net increase in cash and cash equivalents	2,276	2,298
Cash and cash equivalents, beginning of period	2,298	–

Cash and cash equivalents, end of period	$4,574	$2,298

Supplemental disclosures of cash and investing activities
Cash paid during the period for:
Interest	$3,027	$995
Income taxes	2,154	337

Noncash transactions
Issuance of stock for notes receivable – employees	200	929
Issuance of stock for transaction expenses	–	2,284

See accompanying notes.

AbilityOne Products Corp.

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(Dollars in Thousands)

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

AbilityOne Products Corp. and subsidiaries (the Company), which is 59% owned by AbilityOne LLC, is engaged in the manufacture and worldwide distribution of a broad range of rehabilitation and patient-assist products, orthopedic treatment products, and other therapeutic products and devices. These products are sold primarily in North America to medical professionals, institutions, retail suppliers, and consumers.

Acquisition

AbilityOne Products Corp. was incorporated on August 25, 2000, and commenced operations on September 15, 2000, when it acquired all of the outstanding shares of AbilityOne Corporation for $68,651 million (including common and preferred stock valued at $2 million issued to former stock option holders). The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to the specific assets and liabilities based upon their fair market values. The following summarizes the purchase price allocation and cash paid:

Book value of assets acquired	$23,859
Goodwill and other intangibles	50,267
Liabilities assumed	(5,475)

$68,651

Revenue Recognition

Revenue is recognized upon shipment of products to customers, which is generally when title passes. No single customer accounts for more than 10% of consolidated sales.

Principles of Consolidation

The consolidated financial statements include the accounts of AbilityOne Products Corp. and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

The Company performs ongoing credit evaluations and maintains reserves for potential credit losses. At December 31, 2001 and 2000, reserves for potential losses were $240 and $208, respectively.

Foreign Currency Translation

The Company’s Canadian subsidiary uses the Canadian dollar as its functional currency. Accordingly, assets and liabilities are translated into the reporting currency at the year-end exchange rate, while revenues and expenses are translated at weighted-average rates during the year. Adjustments resulting from the translation process are classified as a component of stockholders’ equity.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which consist of cash, receivables, accounts payable, and long-term debt, approximate their fair values.

Cash Equivalents

All highly liquid debt instruments with a maturity of three months or less, when purchased, are classified as cash equivalents.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the assets. For income tax purposes, accelerated depreciation methods and shorter useful lives are used.

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

Goodwill and Deferred Costs

Goodwill is stated at cost and amortized over 15 years using the straight-line method (see Note 2 for new accounting standards). Deferred financing fees are amortized over the terms of the related loans. Accumulated amortization of goodwill was $4,450 and $1,004 at December 31, 2001 and 2000, respectively. Accumulated amortization of deferred financing fees was $314 and $79 at December 31, 2001 and 2000, respectively.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in accordance with accepted accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Long-Lived Assets

The Company reviews long-lived assets, including goodwill (see Note 2), for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred, based on expected future cash flows, a current charge to income is recognized.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense was $1,685 for the year ended December 31, 2001, and $579 for the period from August 25, 2000 (date of inception), to December 31, 2000.

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

The Company capitalizes certain catalog costs and expenses the costs over the anticipated future benefit period. Costs capitalized at December 31, 2001 and 2000, were $520 and $531, respectively.

Stock Options

The Company accounts for stock options in accordance with Accounting Principles Board Options No. 25, Accounting for Stock Issued to Employees (APB No. 25). The exercise price of the options granted to employees equals or exceeds the estimated fair value of the underlying stock on the measurement date. As such, no compensation expense has been recognized by the Company for these options.

Reclassification

Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation.

2. Adoption of New Accounting Standard

In July 2001, the FASB issued Statement of Financial Accounting Standards (SFAS) 141, “Business Combinations” (SFAS 141), which became effective July 1, 2001, and SFAS 142, “Goodwill and Other Intangible Assets” (SFAS 142), which became effective for fiscal years beginning after December 15, 2001. These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to annual impairment tests in accordance with the new standards. Other intangible assets will continue to be amortized over their useful lives.

The Company will apply the new rules on accounting for goodwill and other intangible assets beginning January 1, 2002. Application of the nonamortization provisions of the new standards is expected to result in an increase in pretax income of $3,446 for the year ended 2002.

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

3. Inventories

Inventories consist of the following:

	December 31
	2001	2000
Finished products	$4,367	$3,835
Work in process	588	557
Raw materials and supplies	928	1,065

	$5,883	$5,457

4. Property, Plant, and Equipment

Property, plant, and equipment consist of the following:

	December 31
	2001	2000
Land	$250	$250
Buildings and improvements	1,013	1,052
Machinery and equipment	3,192	2,710

	4,455	4,012
Accumulated depreciation	(1,374)	(324)

	$3,081	$3,688

5. Long-Term Debt and Capital Leases

Long-term debt and capital leases consists of the following:

	December 31
	2001	2000
Term Loan A	$15,500	$17,125
Term Loan B	9,875	9,975
Subordinated term loan	10,876	10,188
Capital leases	10	28

Total	36,261	37,316
Less: Current portion	(2,235)	(1,743)

Long-term debt, less current portion	$34,026	$35,573

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

5. Long-Term Debt and Capital Leases (continued)

On September 19, 2000, the Company entered into a credit agreement (Senior Credit Facility) that provides for borrowings up to $40 million under two term loan facilities, a letter of credit facility and a revolving loan facility. The Senior Credit Facility is secured by substantially all of the Company’s assets.

Term Loan A provides for borrowings up to $17.5 million, payable in escalating quarterly principal payments, with final payment due August 31, 2006. This term loan bears interest, at the Company’s option, at the index rate, as defined in the agreement, plus 2.25% or LIBOR, plus 3.75% (5.65% at December 31, 2001), payable periodically. Term Loan B provides for borrowings up to $10 million, due in escalating quarterly principal payments, with the balance due on August 31, 2006, and bearing interest, at the Company’s option, at the index rate plus 2.75% or LIBOR, plus 4.25% (6.25% at December 31, 2001), payable periodically.

The revolving loan facility provides for borrowings up to $12.5 million, including a $1 million letter of credit facility, subject to a borrowing base comprised primarily of a percentage of eligible accounts receivable and inventory. Borrowings under the revolving loan facility bear interest at the index rate, plus 2.25% or LIBOR, plus 3.75%, payable periodically. The facility expires August 31, 2006, and requires a commitment fee of 1/2% per annum on the unused portion of the revolving loan facility.

The Senior Credit Facility provides for prepayments, which can reduce the maximum available borrowings under the revolving loan facility to $7.5 million, and provides for mandatory prepayments under certain circumstances. The Senior Credit Facility contains certain restrictions on further borrowings, capital expenditures, management fees and dividends, and contains several financial covenants, including fixed charge coverage and leverage ratios.

On September 19, 2000, AbilityOne Corporation entered into a senior subordinated credit agreement (Subordinated Term Loan), which provides for borrowings of $10 million. The Subordinated Facility expires on September 18, 2008. Borrowings bear interest at 18.5%, to be paid quarterly (12% in cash, and 6.5% paid-in-kind). Prepayment penalties range from 12% in the first year of the loan to 2% in the fifth year. The Subordinated Term Loan contains limits on capital expenditures, establishes a minimum fixed charge ratio and maximum leverage ratios, limits future borrowings, dividends, and transactions with affiliates.

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

5. Long-Term Debt and Capital Leases (continued)

Maturities of long-term debt and capital leases for the next five years are as follows:

2002	$2,235
2003	2,825
2004	3,663
2005	4,150
2006	5,463
Thereafter	17,925

$36,261

6. Pension and 401(k) Plans

The Company had a noncontributory defined-benefit pension plan which covered substantially all of its employees. The defined-benefit plan provided benefits based on the participants’ years of service. The Company’s funding policy for the defined benefit plan was to make annual contributions, which equaled or exceeded regulatory requirements. In connection with the September 15, 2000, acquisition of AbilityOne Corporation, the Company terminated the plan effective December 31, 2000, and participants were notified on October 31, 2000. The projected benefit obligation as of September 15, 2000, was calculated under the assumption that the pension plan would terminate.

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation of the pension plan was 6.0% at December 31, 2000. The expected long-term rate of return on plan assets was 9.0% and the assumed rate of compensation increases was 4.0%.

Net periodic cost for the pension plan for the period from September 15, 2000, to December 31, 2000, included the following components :

Service cost—Benefits earned during the period	$85
Interest cost on projected benefit obligation	77
Expected return on plan assets	(97)
Other	5

Net periodic pension cost	$70

Benefits paid from September 15 to December 31, 2000, were $95.

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

6. Pension and 401(k) Plans (continued)

The funded status of the pension plan at December 31, 2000, was as follows:

Plan assets at fair value, primarily equity securities and fixed-income funds	$3,896
Projected benefit obligation for service rendered to date	3,909

Prepaid pension cost	$13

During 2001, the Company settled its obligation under the pension plan, principally through the purchase of annuities. At December 31, 2001, no assets remain in the Plan.

During the period ended December 31, 2000, the Company’s employees continued to participate in a defined contribution 401(k) savings plan sponsored by its former parent company. This plan is entirely funded by participant contributions in the form of payroll deductions.

As of December 31, 2000, the Company established a new 401(k) plan available for substantially all of its employees. The Company provides a discretionary matching contribution for participating employees. For the year ended December 31, 2001, the Company matched 50% of employee contributions up to a maximum of 6% of compensation. The Company contributed approximately $319 to the 401(k) plan during the year ended December 31, 2001.

7. Commitments

The Company leases certain real property and equipment under noncancelable operating leases, which expire at various dates through 2005.

Annual minimum rental payments required under operating leases are as follows:

Year ending December 31
2002	$574
2003	578
2004	560
2005	545
2006	33

$2,290

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

7. Commitments (continued)

Rent expense charged to operations, including amounts paid under short-term cancelable leases, was $587 for the year ended December 31, 2001, and $183 for the period from August 25, 2000 (date of inception), to December 31, 2000.

The Company maintains a long-term incentive plan (Plan) for certain employees. The Plan is a three-year plan, with annual financial targets. Employees eligible for the Plan may earn bonuses payable in common stock based upon compounded cumulative financial goals over the three-year period. As the financial targets were not met for the year ended December 31, 2001, no amounts are accrued in the December 31, 2001, consolidated balance sheet related to the Plan. If it becomes probable that the Company will meet the cumulative financial goals of the Plan, the Company will record the cumulative compensation earned to that date and will continue to recognize compensation through the end of the reporting period.

8. Income Taxes

The provision (benefit) for income taxes consists of the following:

	Year ended December 31, 2001	Period from August 25, 2000 to December 31, 2000
Current:
Federal	$2,317	$625
State	299	78
Foreign	279	92

	2,895	795
Deferred	803	(34)

	$3,698	$761

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

A reconciliation between the federal statutory tax rate and the effective tax rate is as follows:

	Year ended December 31, 2001	Period from August 25, 2000 to December 31, 2000
Computed statutory tax provision	$1,992	$313
Increase (decrease) resulting from:
Amortization of goodwill	1,218	341
Other permanent items	264	–
State and local income taxes	220	51
Excess foreign taxes	–	26
Tax credits and other	4	30

Provision for income taxes	$3,698	$761

Deferred income taxes consist of the following at December 31:

	2001	2000
Assets
Accounts receivable and inventory reserves	$318	$458
Accrued liabilities and other	218	245

	536	703

Liabilities
Property and equipment	255	380
Intangible assets	766	–
Pension and other	–	5

	1,021	385

Net deferred income tax asset (liability)	$(485)	$318

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

9. Redeemable Preferred Stock and Stockholders’ Equity

The Company has two classes of nonvoting preferred stock – Class A and Class B. There are 275,000 shares ($.01 par) authorized for Class A preferred stock, of which 262,223 shares are issued at December 31, 2001 and 7,000 shares ($.01 par) authorized for Class B preferred stock, of which 1,687 shares are issued at December 31, 2001. Both classes of preferred stock bear cumulative dividends at 12% per annum, payable when declared by the Board of Directors. The liquidation value for each class is one hundred dollars per share plus accrued and unpaid dividends.

The Class A preferred stock is mandatorily redeemable on September 30, 2008, at the liquidation value plus accrued and unpaid dividends. The Company may redeem all or a portion of the Class A and Class B preferred stock at any time at the liquidation value, plus accrued and unpaid dividends.

In connection with the issuance 10,161 shares of Class A preferred stock and 11,290 shares of common stock, members of management entered into notes payable to the Company aggregating $1,129 and $929 at December 31, 2001 and 2000, respectively. These notes bear interest at 10% and are due in full on September 19, 2005. Interest on these notes was $113 for the year ended December 31, 2001 and $27 from August 25, 2000 (date of inception), to December 31, 2000.

The Company is authorized to issue 330,000 shares of $.01 par voting common stock and 293,234 shares were issued at December 31, 2001.

10. Stock Option Plan

In 2000, the Company’s Board of Directors authorized a stock option plan (Plan). Under the Plan, options to purchase shares of the Company’s common stock may be granted to certain employees and directors with an exercise price equal to the estimated fair market value of Company’s common stock on the date of grant. The Company has reserved 17,000 shares of common stock for issuance under the Plan. No options were granted in 2000.

During the year ended December 31, 2001, 16,665 options were granted at an exercise price of $10.00, which was considered to be greater than or equal to the fair value of the underlying stock at the date of the grant. All options have a term of ten years, with 8,933 options vesting over periods of three to five years and 7,732 options vesting 90 days after issuance of the December 31, 2007 audited financial statements, with provisions for acceleration if the Company is sold or completes an initial public offering and meets certain financial thresholds. At December 31, 2001, 1,939 options are vested and exercisable.

AbilityOne Products Corp.

Notes to Consolidated Financial Statements (continued)

10. Stock Option Plan (continued)

Statement of Financial Accounting Standards No. 123 (FAS 123), Accounting for Stock-Based Compensation, establishes an alternative fair value method of accounting for stock-based employee compensation plans. The effect of applying the fair value method of accounting for stock options as set forth in this Statement to the Company’s stock options would not have a material effect on the net income reported by the Company.

11. Related Party Transactions

The Company entered into two management services agreements with shareholders in 2000. Advisory fees paid were $260 for the year ended December 31, 2001 and $73 for the period from August 25, 2000 (date of inception), to December 31, 2000.

AbilityOne Products Corp.

Consolidated Financial Statements

For the six months ended June 30, 2003 and June 30, 2002 (Unaudited)

ABILITYONE PRODUCTS CORP.

CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2003

(dollars in thousands)

(unaudited)

June 30, 2003
Assets
Current Assets
Cash and equivalents	$6,810
Accounts and notes receivable, net	29,001
Inventories, net	22,455
Prepaid expenses	5,328
Deferred income taxes	1,939
Assets held for sale	7,412

Total current assets	$72,945

Plant and equipment, net	$11,759
Goodwill, net	141,757
Intangibles, net	5,522
Escrow	108

Total long term assets	$159,146

Total assets	$232,091

Liabilities & Stockholder’s Equity
Current Liabilities
Accounts payable	$14,920
Accrued liabilities	7,611
Current portion of long term debt	31
Accrued current taxes	4,179

Total current liabilities	$26,741

Long term debt	90,081
Deferred income taxes	860
Other	1,544
Interest rate swap liability	2,565

Total long term liabilities	$95,050

Mandatorily redeemable preferred stock	61,725

Stockholder’s equity	48,575

Total liabilities and equity	$232,091

The accompanying notes are an integral part of the financial statements

ABILITYONE PRODUCTS CORP.

CONDENSED CONSOLIDATED INCOME STATEMENTS

SIX MONTHS ENDED JUNE 2003 & JUNE 2002

(dollars in thousands)

(unaudited)

	JUNE 2003	JUNE 2002
Net Revenues	$109,799	$78,188

Gross Profit	47,590	27,921

Operating Expenses	20,333	16,336

Operating Income	27,257	11,585

Non-Operating Expense (Income)
Interest - Net	3,598	2,878
Management Fees	550	302
Debt Extinguishment	—	1,894
Other - Net	200	400

Income Before Taxes	22,909	6,111

Provision for Income Taxes	9,144	2,422

Net Income	$13,765	$3,689

The accompanying notes are an integral part of the financial statements

ABILITYONE PRODUCTS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE SIX MONTHS ENDED JUNE 30, 2003 & JUNE 30, 2002

(dollars in thousands)

(unaudited)

	JUNE 2003	JUNE 2002
Cash Flow From Operations:
Net Income (Loss)	$13,765	$3,689
Non-Cash Adjustments:
Depreciation and Amortization	1,354	926
Transaction Fee Amortization	338	235
PIK Interest	0	169
Other Non Cash Items	547	5,868

Changes in Balance Sheet Items:
Decrease (Increase) in Accounts Receivable	(2,607)	2,384
Decrease (Increase) in Inventories	(3,995)	3,637
Increase (Decrease) in Accounts Payable	(195)	(5,079)
Increase (Decrease) in Accrued Expenses	(3,066)	3,337
Other	(1,243)	(700)

Cash Flow Provided (Used) by Operations	$4,898	$14,466

Investment Transactions:
Capital Expenditures-Net	$(1,211)	$(273)
Purchase of Rolyan	(114)	(111,346)
Proceeds From Disposal of Assets	11	0

Net Investment Transactions	$(1,314)	$(111,619)

Financing Transactions:
Issuance of Debt	$0	$115,000
Redemption of Debt	(8,000)	(36,420)
Capital Lease Payments	(15)	(10)
Proceeds from Issuance of New Equity	0	26,625

Net Financing Transactions	$(8,015)	$105,195

Net Effect of Foreign Currency Translation	$844	$108

Increase (Decrease) in Cash & Equivalents	$(3,587)	$8,150
Cash & Equivalents-Beginning	10,397	4,574

Cash & Equivalents-Ending	$6,810	$12,724

The accompanying notes are an integral part of the financial statements

ABILITYONE PRODUCTS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

(unaudited)

June 30, 2003

1.	In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Ability One Products Corp. (“AbilityOne”) contain all adjustments necessary to present fairly the financial position of AbilityOne as of June 30, 2003, and the results of operations and the cash flows for the periods ended June 30, 2003 and June 30, 2002. Such adjustments are of a normal recurring nature. The results of operations for the six months ended June 30, 2003 and June 30, 2002, are not necessarily indicative of the results to be expected for the full year.

2.	On August 18, 2003-Patterson Dental Company announced it has agreed to acquire privately held AbilityOne Products Corp., the world’s leading distributor of rehabilitative supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The acquisition is valued at approximately $575 million.

3.	Goodwill

In June 2001, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” effective for fiscal years beginning after December 15, 2001. Under SFAS No. 142, goodwill will no longer be amortized, but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their estimated useful lives.

The Company adopted SFAS No. 142 during the first quarter of fiscal 2002. Management conducted a review of the estimated fair market value of the business segments during the third quarter of fiscal 2002, using an estimate of enterprise value based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization). Based upon management’s review, no impairment existed at December 31, 2002.

4.	Inventories consist of the following as of June 30, 2003

2003
Finished products	$14,937
Work in process	2,772
Raw materials and supplies	4,746

$22,455

5.	Intangible assets consist of the following at June 30, 2003

	June 30, 2003
	Original Cost	Accumulated Amortization	Net
Deferred financing fees	$4,053	$851	$3,202
Patents	1,180	130	1,050
Trade names	1,298	28	1,270
Goodwill	146,207	4,450	141,757

	$152,738	$5,459	$147,279

The trade names and goodwill have an indefinite life. The patents are amortized over the life of the patents. The deferred financing costs are amortized over the life of the term loan ending March 27, 2008.

PATTERSON DENTAL COMPANY

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition by Patterson Dental Company (the “Company”) of AbilityOne Products Corp. (“AbilityOne”) using the purchase method of accounting, and are based on estimates and assumptions set forth below and in the notes to such statements, which include pro forma adjustments. These pro forma financial statements are based upon the historical financial statements of Patterson Dental Company, adjusted to give effect to the acquisition of AbilityOne Products Corp.

The pro forma condensed consolidated balance sheet at July 26, 2003 combines the Patterson Dental Company and AbilityOne Products Corp. balance sheets at July 26, 2003 and July 31, 2003, respectively.

The pro forma condensed consolidated statement of income for the year ended April 26, 2003 gives effect to the acquisition as if it had occurred at the beginning of the Company’s fiscal 2003. Such statement is based on the fiscal year statement of income for the Company and a statement of income of AbilityOne Products Corp. for the year ended April 30, 2003. AbilityOne’s historical financial statements consisted of calendar year periods and these financial statements are included elsewhere in this report.

The pro forma condensed consolidated statement of income for the three months ended July 26, 2003 gives effect to the acquisition as if it had occurred at the beginning of the Company’s fiscal 2004. Such statement is based on the Company’s first fiscal quarter statement of income and an AbilityOne Products Corp. statement of income for the three months ended July 31, 2003.

The pro forma condensed consolidated statement of income for the three months ended July 27, 2002 gives effect to the acquisition as if it had occurred at the beginning of the Company’s fiscal 2003. Such statement is based on the Company’s first fiscal quarter statement of income and an AbilityOne Products Corp. statement of income for the three months ended July 31, 2002.

The pro forma adjustments are based upon estimates, available information and certain assumptions that management deemed appropriate. Final purchase accounting adjustments may differ from the pro forma adjustments presented herein. The unaudited pro forma consolidated financial information does not purport to represent the Company’s results of operations had the above transaction, in fact, occurred on these dates or to project the Company’s combined results of operations for any date or period. The pro forma consolidated financial information should be read in conjunction with the Company’s and AbilityOne Products Corp.’s historical financial statements and notes thereto.

Patterson Dental Company and AbilityOne Products Corp.

Pro Forma Condensed Consolidated Balance Sheet

July 26, 2003

(unaudited)

(Dollars in thousands)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
	PDCO	AbilityOne
ASSETS
Current assets:
Cash and cash equivalents	$253,211	$9,732	$(89,209	)(a)	$173,737
Short-term investments	20,792	—	—		20,792
Receivables, net	229,618	29,525	—		259,143
Inventory	145,328	22,918	—		168,246
Prepaid expenses and other current assets	15,659	6,895	8,000	(a)	30,554
Asset held for sale	—	7,412	(81	)(a)	7,331

Total current assets	664,608	76,482	(81,290)		659,800

Property and equipment, net	56,805	11,883	—		68,688
Goodwill	125,457	141,757	332,853	(a)	600,067
Identifiable intangibles, net	9,086	5,456	73,074	(a)	87,616
Other	25,654	108	—		25,762

Total assets	$881,610	$235,686	$324,637		$1,441,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$—	$500,000	(a)	$500,000
Accounts payable	135,128	15,751	—		150,879
Accrued payroll expense	20,029	—	—		20,029
Income taxes payable	20,514	5,110	—		25,624
Other accrued expenses	32,872	7,526	—		40,398

Total current liabilities	208,543	28,387	500,000		736,930
Non-current liabilities	6,155	95,083	(63,147	)(a)	38,091

Total liabilities	214,698	123,470	436,853		775,021

Mandatory redeemable preferred stock	—	62,312	(62,312	)(a)	—
Stockholders’ equity:
Common stock	682	6	(6	)(a)	682
Additional paid in capital	89,038	29,451	(29,451	)(a)	89,038
Accumulated other comprehensive income	978	1,380	(1,380	)(a)	978
Retained earnings	598,746	19,198	(19,198	)(a)	598,746
Stock held as collateral for notes	—	(131)	131	(a)	—
Note receivable form ESOP	(22,532)	—	—		(22,532)

Total stockholders’ equity	666,912	49,904	(49,904)		666,912

Total liabilities and stockholders’ equity	$881,610	$235,686	$324,637		$1,441,933

See accompanying notes

Patterson Dental Company and AbilityOne Products Corp.

Pro Forma Condensed Consolidated Income Statement for the Fiscal Year Ended April 26, 2003

(Dollars in thousands except per share amounts)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
	PDCO	AbilityOne
		(unaudited)
Net sales	$1,656,956	$210,987	$—		$1,867,943
Cost of sales	1,082,370	123,938	(6,797	)(f)	1,199,511

Gross margin	574,586	87,049	6,797		668,432
Operating expenses	395,638	41,852	14,573	(g)	452,063

Operating income	178,948	45,197	(7,776)		216,369
Other income and expense:
Decline in value of swap	—	(2,429)	2,429	(j)	—
Finance income, net	7,257	—	(1,627	)(b)	5,630
Interest expense	(66)	(7,778)	(8,177	)(b)	(16,021)
Gain (loss) on currency exchange	263	—	—		263
Other	—	(1,046)	1,046	(e)	—

Income before income taxes and cumulative effect of accounting change	186,402	33,944	(14,105)		206,241
Income taxes	70,082	12,640	(5,303	)(k)	77,419

Income before cumulative effect of accounting change	$116,320	$21,304	$(8,802)		$128,822

Before cumulative effect of accounting change
Earnings per share—basic	$1.71				$1.90

Earnings per share—diluted	$1.70				$1.88

Weighted average shares and potentially dilutive shares outstanding:
basic	67,831				67,831
diluted	68,447				68,447

See accompanying notes

Patterson Dental Company and AbilityOne Products Corp.

Pro Forma Condensed Consolidated Income Statement for the Three Months Ended July 26, 2003

(unaudited)

(Dollars in thousands except per share amounts)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
	PDCO	ABILITYONE
Net sales	$433,262	$56,402	$—		$489,664
Cost of sales	288,680	32,278	(1,843	)(f)	319,115

Gross margin	144,582	24,124	1,843		170,549
Operating expenses	99,573	10,490	3,776	(h)	113,839

Operating income	45,009	13,634	(1,933)		56,710
Other income and expense:
Decline in value of swap	—	(137)	137	(j)	—
Finance income, net	1,898	—	(283	)(c)	1,615
Interest expense	(32)	(1,747)	(2,243	)(c)	(4,022)
Gain (loss) on currency exchange	227	—	—		227
Other	—	(276)	276	(e)	—

Income before income taxes	47,102	11,474	(4,046)		54,530
Income taxes	17,709	4,813	(1,521	)(k)	21,001

Net income	$29,393	$6,661	$(2,525)		$33,529

Net income per share
Earnings per share—basic	$0.43				$0.49

Earnings per share – diluted	$0.43				$0.49

Weighted average shares and potentially dilutive shares outstanding:
basic	67,838				67,838
diluted	68,430				68,430

See accompanying notes

Patterson Dental Company and AbilityOne Products Corp.

Pro Forma Condensed Consolidated Income Statement for the Three Months Ended July 27, 2002

(unaudited)

(Dollars in thousands except per share amounts)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
	PDCO	AbilityOne
Net sales	$387,739	$51,635	$—		$439,374
Cost of sales	254,564	29,278	(1,647	)(f)	282,195

Gross margin	133,175	22,357	1,647		157,179
Operating expenses	94,312	10,240	3,585	(i)	108,137

Operating income	38,863	12,117	(1,938)		49,042
Other income and expense:
Finance income, net	1,340	—	(462	)(d)	878
Interest expense	(9)	(1,985)	(2,020	)(d)	(4,014)
Gain (loss) on currency exchange	(9)	—	—		(9)
Other	—	(239)	239	(e)	—

Income before income taxes and cumulative effect of accounting change	40,185	9,893	(4,181)		45,897
Income taxes	15,109	3,631	(1,572	)(k)	17,168

Income before cumulative effect of accounting change	$25,076	$6,262	$(2,609)		$28,729

Before cumulative effect of accounting change
Earnings per share—basic	$0.37				$0.42

Earnings per share – diluted	$0.37				$0.42

Weighted average shares and potentially dilutive shares outstanding:
basic	67,865				67,865
diluted	68,506				68,506

See accompanying notes

PATTERSON DENTAL COMPANY

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amounts)

(Unaudited)

Pro Forma Adjustments

(a)	To record the acquisition including cash paid, debt borrowings, estimated fair value adjustment for asset held for sale, identifiable intangible assets, deferred taxes and goodwill.

(b)	Reflects an increase in interest expense of $16,250 from $500,000 debt borrowings to finance the acquisition, a decrease of $8,073 in AbilityOne interest expense, which includes amortization of deferred financing fees, and a decrease in interest income of $1,627 resulting from the use of $89,209 of cash to acquire AbilityOne.

(c)	Reflects an increase in interest expense of $4,063 from $500,000 debt borrowings to finance the acquisition, a decrease of $1,820 in AbilityOne interest expense, which includes amortization of deferred financing fees, and a decrease in interest income of $283 resulting from the use of $ 89,209 of cash to acquire AbilityOne.

(d)	Reflects an increase in interest expense of $4,063 from $500,000 debt borrowings to finance the acquisition, a decrease of $2,043 in AbilityOne interest expense, which includes amortization of deferred financing fees, and a decrease in interest income of $462 resulting from the use of $89,209 of cash to acquire AbilityOne.

(e)	Reflects the removal of management fees paid to equity sponsors of AbilityOne.

(f)	Reflects the reclassification of AbilityOne purchasing and distribution expenses from cost of sales to operating expenses.

(g)	Reflects the reclassification of AbilityOne purchasing and distribution expenses of $6,797 from cost of sales to operating expenses, $7,853 of amortization of identifiable intangible assets related to the AbilityOne acquisition and a decrease of $77 for AbilityOne amortization of patents.

(h)	Reflects the reclassification of AbilityOne purchasing and distribution expenses of $1,843 from cost of sales to operating expenses, $1,963 of amortization of identifiable intangible assets related to the AbilityOne acquisition and a decrease of $30 for AbilityOne amortization of patents.

(i)	Reflects the reclassification of AbilityOne purchasing and distribution expenses of $1,647 from cost of sales to operating expenses, $1,963 of amortization of identifiable intangible assets related to the AbilityOne acquisition and a decrease of $25 for AbilityOne amortization of patents.

(j)	Reflects the removal of expenses related to the AbilityOne interest rate swap liability.

(k)	Reflects income taxes based on Patterson’s effective tax rate.

Exhibit Index

Exhibits

2	Agreement and Plan of Merger Among Patterson Dental Company, Retep, Inc., AbilityOne Products Corp. and AbilityOne II, L.L.C., As Representative of the Company Stockholders, dated August 15, 2003 *

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

99	Press Release dated September 15, 2003

*	The Company agrees to furnish supplementary a copy of any omitted schedule to the SEC upon request.